Exhibit 99.1
PRESS RELEASE

Investor and Media Contacts:	Media Contacts:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen G. Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com

Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com
IntercontinentalExchange Completes Acquisition of Creditex Group Inc.
**Transaction Combines Innovators in OTC Products and Services**
**Investor Call Scheduled for September 12**
ATLANTA, GA (September 2, 2008) — IntercontinentalExchange (NYSE: ICE), a leading operator of regulated global derivatives exchanges and over-the-counter (OTC) markets, announced the completion of its acquisition of Creditex Group Inc. (Creditex), a leader in trade execution and processing of credit default swaps (CDS) in markets spanning the U.S., Europe and Asia. The acquisition was completed on August 29, 2008. ICE expects to file a Current Report on Form 8-K, which will include Creditex’s financial information and pro forma financial information, with the Securities and Exchange Commission prior to the close of business today.
Total consideration, including a working capital adjustment, was $513 million, comprised of approximately $461 million in ICE common stock and options and $52 million in cash on hand. The stock and option component of the transaction resulted in ICE issuing 4.7 million shares and approximately 764,000 options to the Creditex stockholders, representing approximately 8% of the issued and outstanding share capital of ICE post-transaction. Creditex Group is now a wholly-owned subsidiary of ICE, operating under the Creditex name with continued leadership by the existing Creditex management team.
“Together with Creditex, we look forward to serving the interdealer CDS market by building on our track record of working closely with dealers, their clients and regulators to provide enhanced operational and risk management tools,” said ICE Chairman and CEO Jeffrey C. Sprecher. “The recent development of a portfolio compression platform by Creditex and Markit is just one example of our commitment to meeting the evolving needs of the CDS market through innovation, service and rapid time to market.”
“We are thrilled to become a part of ICE, one of the most innovative and fast-moving companies in the industry today,” said Sunil Hirani, Creditex Chairman and CEO. “With the transaction complete, we are poised to capture new opportunities, grow our global business and relationships, and combine our leading technologies and management expertise to offer the strongest value proposition to our clients.”
Key transaction benefits are expected to include:
•	Revenue growth and diversification: ICE will offer OTC execution services to the $60 trillion market for credit derivatives, one of the largest OTC markets today. Creditex employs a hybrid model including a brokerage team and electronic execution of CDS. ICE will also benefit by diversifying into the global CDS markets.

•	Expansion into additional OTC markets: Creditex’s technology platform today can be applied to a range of OTC asset classes in markets where dealers require efficient, anonymous execution and processing in large notional amounts.

•	Addressing needs in OTC infrastructure: This combination positions the company to help address recent calls by the Federal Reserve Bank of New York, the Operations Management Group (OMG), the President’s Working Group, U.S. Treasury Secretary Henry Paulson and industry participants for improvements in the operational infrastructure of the OTC markets via the T-Zero electronic processing platform and ICE’s successful post-trade assets.

•	Addressing needs in risk management: Creditex’s technology positions the combined company to offer value-added technology services to help address risk management issues related to cash settlement, curve risk and portfolio compression.

•	Revenue and expense synergies: Based on recent results, the transaction is expected to yield $9 million to $14 million in total pretax synergies in 2009, comprising incremental revenues and expense savings.
ICE will hold a conference call on Friday, September 12, 2008, at 9:00 a.m. ET to review financial and guidance impacts of the transaction. A live audio Webcast of the call with accompanying presentation slides will be available on the Investor Relations section of ICE’s website at http://ir.theice.com/events.cfm. A call-in number is also available: Domestic 877-856-1964, International 719-325-4771; Passcode 6484462. A replay of the call will also be available starting at 11:00 a.m. ET: Domestic 888-203-1112, International 719-457-0820; Passcode 6484462.
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates regulated global futures exchanges and over-the-counter (OTC) markets for agricultural, energy, equity index and currency contracts, as well as credit derivatives. ICE® offers these markets to participants around the world through its technology infrastructure and trading platform, together with clearing, market data and risk management services. ICE Futures EuropeTM is ICE’s regulated energy futures exchange. ICE’s regulated North American exchanges, ICE Futures U.S.TM and ICE Futures CanadaTM, offer markets for agricultural and financial contracts. Creditex, a market leader in trade execution and processing for credit derivatives, is also a wholly-owned subsidiary of ICE. A member of the Russell 1000® and S&P 500 indices, ICE is headquartered in Atlanta, with offices in New York, London, Chicago, Winnipeg, Calgary, Houston and Singapore. www.theice.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding IntercontinentalExchange’s business and the combination with Creditex Group that are not historical facts are “forward-looking statements” that involve risks and uncertainties. The following factors, among others, could cause actual results to differ from those as set forth in the forward-looking statements: the ability to obtain governmental approvals and rulings on or regarding the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the revenue opportunities, cost savings and other anticipated synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships and revenues; regulatory changes or new interpretations of existing regulations could negatively impact the business, social and political conditions such as war, political unrest or terrorism; general economic conditions and normal business uncertainty. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2007, and ICE’s Quarterly Report on Form 10-Q, as filed with the SEC on February 13 and August 4, 2008, respectively.

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